Exhibit 10.5

MIDWESTONE FINANCIAL GROUP, INC.

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT is made and entered into as of January 1, 2013, by and between MIDWESTONE FINANCIAL GROUP, INC. and James M. Cantrell.

RECITALS

A. The Executive is currently serving as an employee of the Company or one of its Affiliates.

B. The Company desires to continue to employ the Executive as an employee of the Company or one of its Affiliates and the Executive is willing to continue such employment.

C. The Company recognizes that circumstances may arise in which a Change of Control may occur, thereby causing uncertainty of employment without regard to the competence or past contributions of the Executive, which uncertainty may result in the loss of valuable services of the Executive, and the Parties wish to provide reasonable security to the Executive against changes in the employment relationship in the event of a Change of Control.

AGREEMENTS

In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:

1. Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of twelve (12) months (the “Term”). This Agreement shall automatically extend for twelve (12) months on each anniversary of the Effective Date, unless terminated by either Party effective as of the last day of the then current Term by written notice to that effect delivered to the other not fewer than three (3) months prior to the last day of the then current Term; provided, however, that if timely notice of termination of this Agreement is given but a Change of Control occurs within six (6) months after the effective date of the termination of this Agreement provided in such notice, then such termination of this Agreement shall be considered ineffective. Notwithstanding any provision of this Agreement to the contrary, if a Change of Control occurs during the Term (or within six (6) months after the end of the Term, as described above), this Agreement shall remain in effect for the twelve (12) months immediately following the Change of Control and shall then terminate.

2. Payment of Severance Amount. If the Executive incurs a Termination within the Covered Period, then the Company shall provide the Executive the following benefits:

(a) Commencing on the first Company payroll date that occurs on or following the sixtieth (60th) day following the Termination Date, the Executive shall receive the Severance Amount (less any amount described in Section 2(b)), with such amount to be paid in twelve (12) substantially equal monthly installments (subject to the remaining provisions of this paragraph), with each successive payment being due on the next monthly payroll date following the first installment, provided that any such monthly installments that would have been paid in the sixty (60)-day period following the Termination Date but for the Release requirement in Section 4 shall be paid on the first Company payroll date that occurs on or following the sixtieth (60th) day following the Termination Date, and the number of remaining substantially equal monthly installments to be made shall be reduced from twelve (12) by any such “catch-up” payments that are made.

(b) To the extent any portion of the Severance Amount exceeds the “safe harbor” amount described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), the Executive shall receive such portion of the Severance Amount that exceeds the “safe harbor” amount in a single lump sum payment payable on the first Company payroll date that occurs on or following the sixtieth (60th) day following the Termination Date.

(c) Within five (5) days after the Executive’s Termination, the Company shall pay the Executive a lump sum payment in an amount equal to the sum of all amounts earned or accrued through the Termination Date, including any annual salary, bonus or vacation pay, which has accrued but has not been paid or used.

(d) The Executive’s rights following a termination of employment with the Company and its Affiliates for any reason with respect to any benefits, incentives or awards provided to the Executive pursuant to the terms of any plan, program or arrangement sponsored or maintained by the Company or an Affiliate, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms of such plan, program or arrangement, and this Agreement shall have no effect upon such terms except as specifically provided herein.

(e) Except as specifically provided herein, the Company shall have no further obligations to the Executive under this Agreement following the Executive’s termination of employment for any reason.

3. Medical, Dental and Vision Benefits. If the Executive incurs a Termination within the Covered Period, then to the extent that the Executive or any of the Executive’s dependents may be covered under the terms of any medical, dental or vision plans of the Company (or any Affiliate) for active employees immediately prior to the Termination, then, for as long as Executive is eligible for and elects coverage under the health care continuation rules of COBRA, the Company shall provide the Executive and those dependents with coverage equivalent to the coverage received while the Executive was employed with the Company, with the Executive required to pay the same amount as the Executive would pay if the Executive continued in employment with the Company during such period; provided, however, that such coverage shall be provided only to the extent that it does not result in any additional tax or other penalty being imposed on the Company or any Affiliate. The coverages under this Section 3 may be procured directly by the Company (or any Affiliate, if appropriate) apart from and outside of the terms of the respective plans, provided that the Executive and the Executive’s dependents comply with all of the terms of the substitute medical, dental or vision plans, and provided, further, that the cost to the Company shall not exceed the cost for continued COBRA coverage. In the event the Executive or any of the Executive’s dependents is or becomes eligible for coverage under the terms of any other medical and/or dental and/or vision plan of a subsequent employer with plan benefits that are comparable to Company (or any Affiliate) plan benefits, the Company’s obligations under this Section 3 shall cease with respect to the eligible Executive and/or dependents. The Executive and the Executive’s dependents must notify the Company (or any Affiliate) of any subsequent employment and provide information regarding medical and/or dental and/or vision coverage available.

4. Release. Notwithstanding any provision of this Agreement to the contrary, no payments or benefits shall be owed to the Executive under Section 2 or 3 (except for payments and benefits described in Section 2(c) and 2(d)) unless the Executive executes and delivers to the Company a Release within forty-five (45) days following the Termination Date, and any applicable revocation period has expired prior to the sixtieth (60th) day following the Termination Date.

5. Excise Tax Limitation.

(a) It is the intention of the Parties that no portion of any payment under this Agreement, or payments to or for the benefit of the Executive under any other agreement or plan, be deemed to be an Excess Parachute Payment. The present value of payments to or for the benefit of the Executive in the nature of compensation, receipt of which is contingent on a Change of Control, and to which Code Section 280G applies (in the aggregate “Total Payments”) shall not exceed an amount equal to one dollar ($1.00) less than the maximum amount that the Company may pay without loss of deduction under Code Section 280G(a). Present value for purposes of this Agreement shall be calculated in accordance with Code Section 280G(d)(4). Within one hundred twenty (120) days following the earlier of (i) the giving of the notice of termination or (ii) the giving of notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive that will result in an Excess Parachute Payment, the Parties, at the Company’s expense, shall obtain the opinion of an Independent Advisor, which opinion need not be unqualified, which sets forth (A) the Executive’s applicable “base amount” (as defined under Code Section 280G), (B) the present value of Total Payments and (C) the amount and present value of any Excess Parachute Payments. In the event that such opinion determines that there would be an Excess Parachute Payment, the payment hereunder or any other payment determined by such Independent Advisor to be includable in Total Payments shall be modified, reduced or eliminated, in accordance with Code Section 409A, as specified by the Executive in writing delivered to the Company within ninety (90) days of the Executive’s receipt of such opinions or, if the Executive fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculation set forth in such opinions there will be no Excess Parachute Payment. The provisions of this Section 5, including the calculations, notices and opinion provided for herein, shall be based upon the conclusive presumption that (A) the compensation and benefits provided for under this Agreement and (B) any other compensation earned by the Executive pursuant to the Company’s compensation programs that would have been paid in any event, are reasonable compensation for services rendered, even though the timing of such payment may be triggered by a Change of Control.

(b) The Parties hereby recognize that the restrictive covenants under Section 6 have value that is equivalent in amount to some or all of the Severance Amount (and potentially other termination benefits) and that such value shall be recognized in the Code Section 280G calculations contemplated hereunder. The Independent Advisor shall make the determination of the actual fair market value of the restrictive covenants under Section 6 at the time of the Change of Control.

6. Restrictive Covenants.

(a) Confidential Information. The Executive acknowledges that, during the course of the Executive’s employment with the Company, the Executive may produce and have access to confidential and/or proprietary, non-public information concerning the Company or its Affiliates, including marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, trade secrets, proprietary business information, pricing and profitability information and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation and other information not generally available to the public (collectively, “Confidential Information”). The Executive shall not directly or indirectly use, disclose, copy or make lists of Confidential Information for the benefit of anyone other than the Company, either during or after the Executive’s employment with the Company, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Company, required by law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with the performance by the Executive of the Executive’s duties to the Company or an Affiliate. If the Executive receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Company or any of its Affiliates, or the Executive’s activities in connection with the business of the Company or any of its Affiliates, the Executive shall immediately notify the Company of such subpoena, court order or other requirement and deliver forthwith to the Company a copy thereof and any attachments and non-privileged correspondence related thereto. The Executive shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information. The Executive shall abide by the Company’s reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Company and its Affiliates. In this regard, the Executive shall not directly or indirectly render services to any person or entity where the Executive’s service would involve the use or disclosure of Confidential Information. The Executive shall not use any Confidential Information to guide the Executive in searching publications or other publicly available information, selecting a series of items of knowledge from unconnected sources and fitting them together to claim that the Executive did not violate any agreements set forth in this Agreement.

(b) Documents and Property.

(i) All records, files, documents and other materials or copies thereof relating to the business of the Company or its Affiliates that the Executive prepares, receives or uses shall be and remain the sole property of the Company and, other than in connection with the performance by the Executive of the Executive’s duties to the Company or an Affiliate, shall not be removed from the premises of the Company or any of its Affiliates without the Company’s prior written connect, and shall be promptly returned to the Company upon the Executive’s termination of employment for any reason, together with all copies (including copies or recordings in electronic form), abstracts, notes or reproductions of any kind made from or about the records, files, documents or other materials.

(ii) The Executive acknowledges that the Executive’s access to and permission to use the Company’s and any Affiliate’s computer systems, networks and equipment, and all Company and Affiliate information contained therein, is restricted to legitimate business purposes on behalf of the Company. Any other access to or use of such systems, network, equipment and information is without authorization and is prohibited. The restrictions contained in this Section 6(b) extend to any personal computers or other electronic devices of the Executive that are used for business purposes relating to the Company or any Affiliate. The Executive shall not transfer any Company or Affiliate information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Company. Upon the termination of the Executive’s employment with the Company for any reason, the Executive’s authorization to access and permission to use the Company’s and any Affiliate’s computer systems, networks and equipment, and any Company and Affiliate information contained therein, shall cease.

(c) Non-Competition and Non-Solicitation. The Parties have jointly reviewed the operations of the Company and have agreed that the primary service area of the Company’s lending and deposit taking functions in which the Executive will actively participate extends separately to an area that encompasses a twenty-five (25)-mile radius from each banking or other office location of the Company and its Affiliates where Executive has provided material services to the Company during the twelve (12)-month period immediately preceding the Termination Date (collectively, the “Restrictive Area”). Therefore, as an essential ingredient of and in consideration of this Agreement and the Executive’s employment with the Company and any Affiliate, the Executive shall not, during the Executive’s employment with the Company and any Affiliate and for a period of twelve (12) months immediately following the termination of the Executive’s employment for any reason (the “Restrictive Period”), whether such termination occurs during the Term or thereafter, shall not directly or indirectly do any of the following (all of which are collectively referred to in this Agreement as the “Restrictive Covenant”):

(i) Engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation or control of, be employed by, associated with or in any manner connected with, serve as a director, officer or consultant to, lend the Executive’s name or any similar name to, lend the Executive’s credit to or render services or advice to, in each case in the capacity that the Executive provided services to the Company or any Affiliate, any person, firm, partnership, corporation or trust that owns, operates or is in the process of forming a Financial Institution with an office located, or to be located at an address identified in a filing with any regulatory authority, within the Restrictive Area; provided, however, that the ownership by the Executive of shares of the capital stock of any Financial Institution, which shares are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System and which do not represent more than five (5) percent (5%) of the institution’s outstanding capital stock, shall not violate any terms of this Agreement;

(ii) Either for the Executive or any Financial Institution: (A) induce or attempt to induce any employee of the Company or any of its Affiliates with whom the Executive had significant contact to leave the employ of the Company or any of its Affiliates; (B) in any way interfere with the relationship between the Company or any of its Affiliates and any employee of the Company or any of its Affiliates with whom the Executive had significant contact; or (C) induce or attempt to induce any customer, supplier, licensee or business relation of the Company or any of its Affiliates with whom the Executive had significant contact to cease doing business with the Company or any of its Affiliates or in any way interfere with the relationship between the Company or any of its Affiliates and their respective customers, suppliers, licensees or business relations with whom the Executive had significant contact;

(iii) Either for the Executive or any Financial Institution, solicit the business of any person or entity known to the Executive to be a customer of the Company or any of its Affiliates, where the Executive had significant contact with such person or entity, with respect to products, activities or services that compete in whole or in part with the products, activities or services of the Company or any of its Affiliates; or

(iv) Serve as the agent, broker or representative of, or otherwise assist, any person or entity in obtaining services or products from any Financial Institution within the Restrictive Area, with respect to products, activities or services that the Executive devoted time to on behalf of the Company or any of its Affiliates and that compete in whole or in part with the products, activities or services of the Company or any of its Affiliates.

(d) Works Made for Hire Provisions. The Parties acknowledge that all work performed by the Executive for the Company or any of its Affiliates shall be deemed a “work made for hire.” The Company shall at all times own and have exclusive right, title and interest in and to all Confidential Information and Inventions, and the Company shall retain the exclusive right to license, sell, transfer and otherwise use and dispose of the same. Any and all enhancements of the technology of the Company or any of its Affiliates that are developed by the Executive shall be the exclusive property of the Company. The Executive hereby assigns to the Company any right, title and interest in and to all Inventions that the Executive may have, by law or equity, without additional consideration of any kind whatsoever from the Company or any of its Affiliates. The Executive shall execute and deliver any instruments or documents and do all other things (including the giving of testimony) requested by the Company (both during and after the termination of the Executive’s employment with the Company) in order to vest more fully in the Company or any of its Affiliates all ownership rights in the Inventions (including obtaining patent, copyright or trademark protection therefore in the United States and/or foreign countries).

(e) Remedies for Breach of Restrictive Covenant. The Executive has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and the Executive acknowledges that the covenants contained in this Section 6 are reasonable with respect to their duration, geographical area and scope. The Executive further acknowledges that the restrictions contained in this Section 6 are reasonable and necessary for the protection of the legitimate business interests of the Company, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Company and such interests, and that such restrictions were a material inducement to the Company to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Company, in addition to and not in limitation of, any other rights, remedies or damages available to the Company under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Executive and any and all persons directly or indirectly acting for or with the Executive, as the case may be. If the Executive violates the Restrictive Covenant and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant. Accordingly, the Restrictive Covenant shall be deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Restrictive Covenant by the Executive.

(f) Other Agreements. In the event of the existence of another agreement between the Parties that (i) is in effect during the Restrictive Period, and (ii) contains restrictive covenants that conflict with any of the provisions of this Section 6, then the more restrictive of such provisions from the two (2) agreements shall control for the period during which both agreements would otherwise be in effect.

7. Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

MidWestOne Financial Group, Inc.

Attention: MidWestOne Bank Senior Vice President and Director of Human Resources

102 South Clinton Street

Iowa City, Iowa 52240

If to the Executive: the Executive’s address on file with the Company or to such other address as either Party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.

8. Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Iowa applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction, and any court action commenced to enforce this Agreement shall have as its sole and exclusive venue the County of Johnson, Iowa.

9. Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly.

10. Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city and other taxes as may be required pursuant to any law, governmental regulation or ruling.

11. Not an Employment Agreement. Nothing in this Agreement shall give the Executive any rights (or impose any obligations) to continued employment by the Company or any Affiliate, nor shall it give the Company any rights (or impose any obligations) for the continued performance of duties by the Executive for the Company or any Affiliate.

12. No Assignment. The Executive’s rights to receive benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this Section 12, the Company shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13. Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns. The Company shall not effect the sale or other disposition of all or substantially all of its assets unless either (a) the person or entity acquiring the assets, or a substantial portion of the assets, expressly assumes by an instrument in writing all duties and obligations of the Company under this Agreement, or (b) the Company provides, through the establishment of a separate reserve, for the payment in full of all amounts that are or may reasonably be expected to become payable to the Executive under this Agreement.

14. Legal Fees. All reasonable legal fees and related expenses (including the costs of experts, evidence and counsel) paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company if the Executive is successful on the merits pursuant to a legal judgment or arbitration.

15. Amendment. This Agreement may not be amended or modified except by written agreement signed by the Parties.

16. Code Section 409A.

(a) To the extent any provision of this Agreement or action by the Company would subject the Executive to liability for interest or additional taxes under Code Section 409A, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Company. It is intended that this Agreement will comply with Code Section 409A, and this Agreement shall be administered accordingly and interpreted and construed on a basis consistent with such intent. Notwithstanding any provision of this Agreement to the contrary, no termination or similar payments or benefits shall be payable hereunder on account of the Executive’s termination of employment unless such termination constitutes a “separation from service” within the meaning of Code Section 409A. For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv). This Agreement may be amended to the extent necessary (including retroactively) by the Company to avoid the application of taxes or interest under Code Section 409A, while maintaining to the maximum extent practicable the original intent of this Agreement. This Section 16 shall not be construed as a guarantee of any particular tax effect for the Executive’s benefits under this Agreement and the Company does not guarantee that any such benefits will satisfy the provisions of Code Section 409A or any other provision of the Code.

(b) Notwithstanding any provision of this Agreement to the contrary, if the Executive is determined to be a Specified Employee as of the Termination Date, then, to the extent required pursuant to Code Section 409A, payments due under this Agreement that are deemed to be deferred compensation shall be subject to a six (6)-month delay following the Termination Date; and all delayed payments shall be accumulated and paid in a lump-sum payment as of the first day of the seventh month following the Termination Date (or, if earlier, as of the Executive’s death), with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect on the first day of such six (6)-month period. Any portion of the benefits hereunder that were not otherwise due to be paid during the six (6)-month period following the Termination Date shall be paid to the Executive in accordance with the payment schedule established herein.

17. Deferral of Nondeductible Compensation. If the Executive’s aggregate compensation (including benefits that are deemed remuneration for purposes of Code Section 162(m)) from the Company and the Affiliates for any calendar year exceeds the maximum amount of compensation deductible by the Company or any Affiliate in any calendar year under Code Section 162(m) (for purposes of this paragraph, the “maximum allowable amount”), then any such amount in excess of the maximum allowable amount shall be mandatorily deferred with interest thereon at four percent (4%) per annum to a calendar year such that the amount to be paid to the Executive in such calendar year, including deferred amounts and interest thereon, does not exceed the maximum allowable amount. Subject to the foregoing, deferred amounts, including interest thereon, shall be payable at the earliest time permissible, in accordance with Code Section 409A.

18. Construction. In this Agreement, unless otherwise stated, the following uses apply: (a) references to a statute shall refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including, “ and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (c) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (d) indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Company; (e) the words “include,” “includes” and “including” means “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively; (f) all references to preambles, recitals, sections and exhibits are to preambles, recitals, sections and exhibits in or to this Agreement unless otherwise specified; (g) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” and other words of similar import refer to this Agreement as a whole (including exhibits); (h) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; (i) all words used shall be construed to be of such gender or number as the circumstances and context require; (j) the captions and headings of preambles, recitals, sections and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (k) all accounting terms not specifically defined herein shall be construed in accordance with GAAP.

19. Definitions. As used throughout this Agreement, the terms defined in this Section 19 have the meanings given below.

(a) “Affiliate” means each company, corporation, partnership, Financial Institution or other entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Company, where “control” means (i) the ownership of fifty-one percent (51%) or more of the Voting Securities or other voting or equity interests of any corporation, partnership, joint venture or other business entity or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, partnership, joint venture or other business entity.

(b) “Agreement” means this Change of Control Agreement, made and entered into as of the Effective Date, by and between the Parties.

(c) “Base Compensation” means the amount equal to the sum of (i) the greater of Executive’s then-current annual salary or the Executive’s annual salary as of the date one (1) day prior to the Change of Control and (ii) the amount of the annual performance bonus paid (or payable) to Executive for the most recently completed fiscal year of the Company.

(d) “Board” means the Board of Directors of the Company.

(e) “Change of Control” means:

(i) the consummation of the acquisition by any “person” (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934) of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under such Act) of fifty percent (50%) or more of the combined voting power of the then outstanding Voting Securities of the Company;

(ii) the individuals who, as of the Effective Date, are members of the Board cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the shareholders, of any new director was approved by a vote of a majority of the Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Board; or

(iii) the consummation by the Company of: (A) a merger or consolidation if the shareholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding Voting Securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Voting Securities of the Company outstanding immediately before such merger or consolidation; or (B) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding any provision in this definition to the contrary, a Change of Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company are acquired by (A) a trustee or other fiduciary holding securities under one (1) or more employee benefit plans maintained for employees of the Company or an Affiliate or (B) any corporation that, immediately prior to such acquisition, is owned directly or indirectly by the shareholders in the same proportion as their ownership of stock immediately prior to such acquisition.

Further notwithstanding any provision in this definition to the contrary, in the event that any amount or benefit under this Agreement constitutes deferred compensation and the settlement of or distribution of such amount or benefit is to be triggered by a Change of Control, then such settlement or distribution shall be subject to the event constituting the Change of Control also constituting a “change in control event” under Code Section 409A.

(f) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(g) “Code” means the Internal Revenue Code of 1986.

(h) “Company” means MidWestOne Financial Group, Inc.

(i) “Confidential Information” has the meaning set forth in Section 6(a).

(j) “Covered Period” means the period beginning six (6) months prior to a Change of Control and ending twelve (12) months after the Change of Control.

(k) “Effective Date” means January 1, 2013.

(l) “Excess Parachute Payment” has the meaning set forth in Code Section 280G.

(m) “Executive” means James M. Cantrell.

(n) “Financial Institution” means a bank, savings bank, savings and loan association, credit union or similar financial institution.

(o) “Good Reason” means the occurrence of any one (1) of the following events, unless the Executive agrees in writing that such event shall not constitute Good Reason:

(i) an adverse change in the nature, scope or status of the Executive’s position, authorities or duties from those in effect immediately prior to the Covered Period;

(ii) a reduction in the Executive’s annual salary or bonus opportunity, or a material reduction in the Executive’s aggregate benefits or other compensation plans in effect immediately prior to the Covered Period;

(iii) a relocation of the Executive’s primary place of employment of more than twenty-five (25) miles from the Executive’s primary place of employment immediately prior to the Covered Period or a requirement that the Executive engage in travel that is materially greater than immediately prior to the Covered Period;

(iv) failure by an acquirer to assume this Agreement at the time of the Change of Control; or

(v) a material breach by the Company of this Agreement.

Notwithstanding any provision in this definition to the contrary, prior to the Executive’s Termination for Good Reason, the Executive must give the Company written notice of the existence of any condition set forth in clause (i) – (v) immediately above within ninety (90) days of its initial existence and the Company shall have thirty (30) days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable. If, during such thirty (30)-day period, the Company cures the condition giving rise to Good Reason, the condition shall not constitute Good Reason. Further notwithstanding any provision in this definition to the contrary, in order to constitute a Termination for Good Reason, such Termination must occur within twenty-four (24) months of the initial existence of the applicable condition.

(p) “Independent Advisor” means an independent, nationally recognized accounting firm approved by the Parties, where such approval shall not be unreasonably withheld by either Party.

(q) “Inventions” means all systems, procedures, techniques, manuals, databases, plans, lists, inventions, trade secrets, copyrights, patents, trademarks, discoveries, innovations, concepts, ideas and software conceived, compiled or developed by the Executive in the course of the Executive’s employment with the Company or any of its Affiliates and/or comprised, in whole or part, of Confidential Information. Notwithstanding the foregoing sentence, Inventions shall not include: (i) any inventions independently developed by the Executive and not derived, in whole or part, from any Confidential Information or (ii) any invention made by the Executive prior to the Executive’s exposure to any Confidential Information.

(r) “Parties” means the Company and the Executive.

(s) “Release” means a general release and waiver substantially in the form attached hereto as Exhibit A.

(t) “Restrictive Area” has the meaning set forth in Section 6(c).

(u) “Restrictive Covenant” has the meaning set forth in Section 6(c).

(v) “Restrictive Period” has the meaning set forth in Section 6(c).

(w) “Severance Amount” means an amount equal to one hundred twenty-five percent (125%) of the Executive’s Base Compensation.

(x) “Specified Employee” means any person who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Company based upon the twelve (12)-month period ending on each December 31st (such twelve (12)-month period is referred to below as the “identification period”). If the Executive is determined to be a key employee, the Executive shall be treated as a Specified Employee for purposes of this Agreement during the twelve (12)-month period that begins on the April 1 following the close of the identification period. For purposes of determining whether the Executive is a key employee, “compensation” means Executive’s W-2 compensation as reported by the Company for a particular calendar year.

(y) “Term” has the meaning set forth in Section 1.

(z) “Termination” means termination of the Executive’s employment with the Company and all of its Affiliates during the Term either:

(i) by the Company, other than a Termination for Cause or a termination as a result of the Executive’s death or disability; or

(ii) by the Executive for Good Reason.

(aa) “Termination Date” means the date of termination of the Executive’s employment with the Company and all of its Affiliates.

(bb) “Termination for Cause” means only a termination by the Company as a result of:

(i) the Executive’s willful and continuing failure, that is not remedied within twenty (20) days after receipt of written notice of such failure from the Company, to perform the Executive’s duties to the Company or an Affiliate;

(ii) the Executive’s conviction of, or pleading of nolo contendre to, a crime of embezzlement or fraud or a felony under the laws of the United States or any state thereof;

(iii) the Executive’s breach of fiduciary responsibility; or

(iv) an act of dishonesty by the Executive which is materially injurious to the Company.

Any determination of Cause under this Agreement shall be made by resolution adopted by a vote of the Board at a meeting called and held for that purpose. The Executive shall be provided with reasonable notice of such meeting and shall be given the opportunity to be heard, with the presence of counsel, prior to the vote being taken by the Board.

(cc) “Total Payments” has the meaning set forth in Section 5(a).

(dd) “Voting Securities” means any securities which ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency.

20. Survival. If the Company elects not to extend the Term of this Agreement pursuant to Section 1, the provisions of Section 6 shall not survive the termination of this Agreement. In the case of any other termination of this Agreement, the provisions of Section 6 shall survive the termination of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MIDWESTONE FINANCIAL GROUP, INC.		James M. Cantrell, Senior Vice President & Chief Risk Officer

By:	/s/ Charles N. Funk	/s/ James M. Cantrell
Name:	Charles N. Funk	(Signature)
Its:	President & Chief Executive Officer
(Address)

(Address)

EXHIBIT A

GENERAL RELEASE AND WAIVER

This GENERAL RELEASE AND WAIVER (this “Release”) is made and entered into as of                          (the “Release Date”), by and between MidWestOne Financial Group, Inc. (“Employer”) and                          (“Executive,” and together with Employer, the “Parties”). In consideration of the mutual covenants hereinafter set forth, the Parties hereby agree as follows:

1. Separation. Executive’s employment with Employer shall end effective                          .

2. Payment and Benefits. In consideration of the promises made in this Release, Employer has agreed to pay Executive the benefits as provided in that certain change of control agreement made and entered into as of                         , by and between the Parties (the “Change of Control Agreement”). Executive understands and acknowledges that the benefits described in this Section 2 constitute benefits in excess of those to which Executive would be entitled without entering into this Release. Executive acknowledges that such benefits are being provided by Employer as consideration for Executive entering into this Release, including the release of claims and waiver of rights provided in Section 3 of this Release.

3. Release of Claims and Waiver of Rights. Executive, on Executive’s own behalf and that of Executive’s heirs, executors, attorneys, administrators, successors and assigns, fully releases and discharges Employer, its predecessors, successors, subsidiaries, affiliates and assigns, and its and their directors, officers, trustees, employees, and agents, in their individual and official capacities, and the current and former trustees and administrators of any retirement or other benefit plan applicable to the employees or former employees of Employer, in their individual and official capacities (the “Released Parties”), from any and all liability, claims, demands and actions through the Release Date, including liability, claims, demands and actions arising under Employer’s policies and procedures, whether formal or informal; the United States or State of Iowa Constitutions; the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Iowa Civil Rights Act; the Employee Retirement Income Security Act of 1974; the Age Discrimination in Employment Act; Executive Order 11246; and any other federal, state or local statute, ordinance or regulation with respect to employment, and in addition thereto, from any other liability, claims, demands and actions with respect to Executive’s employment with Employer or other association with Employer through the Release Date, including the termination of Executive’s employment with Employer, any right of payment for disability or any other statutory or contractual right of payment or any claim for relief on the basis of any alleged tort or breach of contract under the common law of the State of Iowa or any other state, including defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence. Executive represents that Executive has not assigned or filed any claim, demand, action or charge against the Released Parties. Executive further acknowledges that Executive is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, actions and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. Executive hereby expressly waives, surrenders and agrees to forego any protection to which Executive would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction, including the State of Iowa.

4. Covenant Not to Sue. Executive shall not bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims described in Section 3 of this Release; Executive’s release of claims and waiver of rights provided in Section 3 of this Release is, shall constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If any government agency or court assumes jurisdiction of any charge, complaint or cause of action covered by this Release, Executive shall not seek and shall not accept any personal equitable or monetary relief in connection with any investigation, civil action, suit or legal proceeding.

5. Mutual Non-Disparagement. At all times following the signing of this Release, neither Party shall engage in any vilification of the other, and each Party shall refrain from making any false, negative, critical or disparaging statements, implied or expressed, concerning the other, including management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. Executive acknowledges that the only persons whose statements may be attributed to Employer for purposes of this covenant not to make disparaging statements shall be each member of the Board of Directors of Employer and the CEO of Employer. The Parties shall do nothing that would damage the other’s business reputation or good will.

6. Representations by Executive. Executive warrants that Executive is legally competent to execute this Release and that Executive has not relied on any statements or explanations made by Employer or its attorneys. Moreover, Executive acknowledges that Executive has been afforded the opportunity to be advised by legal counsel regarding the terms of this Release, including the release of all claims and waiver of rights set forth in Section 3 of this Release. Executive acknowledges that Executive has been offered                          days to consider this Release. After being so advised, and without coercion of any kind, Executive freely, knowingly and voluntarily enters into this Release. Executive further acknowledges that Executive may revoke this Release within seven (7) days after Executive has signed this Release and further understands that this Release shall not become effective or enforceable until seven (7) days after Executive has signed this Release, as evidenced by the date set forth below Executive’s signature on this Release. Any revocation of this Release by Executive must be in writing and addressed to the principal headquarters of Employer, attention:                          . If sent by mail, any revocation must be postmarked within the seven (7)-day period and sent by certified mail, return receipt requested. In addition, Executive represents that Executive has returned all property of Employer that is in Executive’s possession, custody or control, including all documents, records and tangible property that are not publicly available and reflect, refer or relate to Employer or Employer’s business affairs, operations or customers, and all copies of the foregoing.

7. No Admissions. Employer denies that it or any of its employees or agents have taken any improper action against Executive. This Release shall not be admissible in any proceeding as evidence of improper action by Employer or any of its employees or agents.

8. Non-Waiver. Employer’s waiver of a breach of this Release by Executive shall not be construed or operate as a waiver of any subsequent breach by Executive of the same or of any other provision of this Release.

9. Restrictive Covenants. Executive shall abide by the terms set forth in Section 6 of the Change of Control Agreement (entitled “Restrictive Covenants”).

10. Construction. The terms set forth in Sections 7 through 18 of the Change of Control Agreement shall apply to this Release, provided that the word “Release” shall take the place of the word “Agreement” in such Sections, where applicable.

IN WITNESS WHEREOF, the Parties have executed this Release as of dates set forth below their respective signatures below.

MIDWESTONE FINANCIAL GROUP, INC.		EXECUTIVE

By:
	Charles N. Funk President & CEO	James M. Cantrell

Date:		Date:

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